EXHIBIT 10.1 ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

EAGLE WEST COMMUNICATIONS, INC.

AND

B2 Digital, INC.

DATED AS OF

March 19, 2007

Asset Purchase Agreement

This Asset Purchase Agreement (“Agreement”) is made as of March 19, 2007 (the “Effective Date”), by and between Eagle West Communications, Inc., a Nevada corporation (“Seller”) and B2 Digital, Inc. a Delaware corporation (“Buyer”).

Recitals

A. Seller owns and operates certain cable television systems serving certain communities in Arizona.

B. Seller intends to sell certain of its assets used primarily in connection with the operation of its cable television systems located in North Eastern Arizona (except those assets used primarily in connection with the Seller’s other cable television systems in and around other areas in Arizona not listed in this agreement), as more particularly described herein, and Buyer desires to purchase such assets as set forth herein. (Refer to Schedule 1.32)

Agreements

In consideration of the above recitals and the mutual agreements stated in this Agreement, the parties agree as follows:

1.	Definitions

In addition to terms defined elsewhere in this Agreement, the following capitalized terms, when used in this Agreement, will have the meanings set forth below:

1.1  Adjustment Time. Means 11:59 p.m., Arizona time, on the last day of the month immediately prior to the Closing Date.

1.2  Affiliate. With respect to any Person, means any other Person controlling, controlled by or under common control with such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise. (see Exhibit A for Paul D.H. LaBarre’s Disclosures.)

1.3  Assets. As more specifically set forth in the Schedules to this Agreement, all properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description used or held for use in connection with the Business, now in existence or hereafter acquired before the Closing Date, including rights under Governmental Permits (to the extent assignable), Intangibles, rights under Contracts (to the extent assignable), insurance policies (subject to the provisions of Sections 1.17(d) and 2.4, Equipment, Real Property, Included Vehicles, customer and subscriber lists, engineering records, maps, databases, files and records, and deposits, prepaid expenses and bonds relating solely to the Business that are held by third parties for security for Seller’s performance of its obligations, but excluding any Excluded Assets and any assets disposed of prior to the Closing Date in the ordinary course of business and not in violation of this Agreement.

1.4  Business. The cable television business conducted by Seller on the Effective Date through and with respect to the Systems.

1.5  Business Day. Any day other than Saturday, Sunday or a day on which banking institutions in New York, New York are required or authorized to be closed.

1.6  Cable Act. The Cable Communications Policy Act of 1984, as amended, and the FCC rules and regulations promulgated thereunder, all as in effect from time to time.

1.7  Closing. The consummation of the transactions contemplated by this Agreement, as described in Section 9, the date of which is referred to as the “Closing Date.”

1.8  Contracts. All agreements (including any amendments or modifications thereto) relating to: the Franchises, all multiple dwelling unit agreements, pole attachment and conduit agreements, software license agreements, subscriber agreements and other agreements, written or oral (including any amendments and other modifications thereto), except Governmental Permits, which affect the Assets, the Business or the operation of the Systems, and (a) which are in effect on the Effective Date or (b) which are entered into by Seller in the ordinary course of business and as permitted by this Agreement between the Effective Date and the Closing Date and which by their terms are to be in effect as of the Closing Date.

1.9  Encumbrance. Any security interest, interest retained by a transferor under a conditional sale or other title retention agreement, mortgage, lien, pledge, option, encumbrance, adverse interest, exception to or defect in title or other ownership interest (including reservations, rights of entry, possibilities of reverter, encroachments, easements, rights-of-way, restrictive covenants, leases and licenses) of any kind, which constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Governmental Permit, Contract or otherwise.

1.10  Environmental Law. Shall include the following: (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); (b) the Solid Waste Disposal Act, also known as the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq. (“RCRA”); (c) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001, et seq.; (d) the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.; (e) the Clean Air Act, 42 U.S.C. §§ 7401 et seq. (“CAA”); (f) the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; (g) the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; (h) the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; (i) the Rivers and Harbors Act of 1899, 33 U.S.C. § 401, et seq.; (j) the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq.; each as amended; (k) any state or local law similar to the foregoing; (l) all regulations issued pursuant to the foregoing; and (m) any law or regulation relating to the use, generation, transport, treatment, storage, disposal, removal or recovery of Hazardous Substances.

1.11  Equipment. All electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, drops, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber devices (including converters, encoders, transformers behind television sets and fittings), headend hardware (including origination, earth stations, transmission and distribution Systems), test equipment, Included Vehicles, inventory (except the inventory used and operated with respect to the Arizona Business), and other tangible personal property used or held for use primarily in connection with the Business. Schedule 1.15 lists all material items of Equipment, including headend equipment.

1.12  [Intentionally left blank].

1.13  Excluded Assets. Any of the following, which will not be included in the Assets:

(a) Any and all properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description used or held for use in connection with the Seller’s cable television business and operations located in and around Arizona the tangible assets of which are used in the “Arizona Business”, now in existence or hereafter acquired by the Seller, including, with respect to the Arizona Business, the following: rights under Governmental Permits (to the extent assignable), Intangibles, rights under Contracts (to the extent assignable), Equipment, Real Property, customer and subscriber lists, engineering records, maps, databases, files and records, and deposits relating solely to the Pahrump Business that are held by third parties for security for Seller’s performance of its obligations.

(b) Any and all properties subject to pole access lease agreements for areas that are not actively operating the Systems that are the subject of this Agreement.

(c) Programming Contracts and cable guide Contracts, except those listed on Schedule 5.5;

(d) Any and all rights and claims under any insurance policies which exist as of the Closing Date;

(e) Bonds, letters of credit, surety instruments, and other similar items;

(f) Cash, cash equivalents and short-term investments;

(g) All claims, rights and interests in and to any refunds for Taxes or fees, including franchising and copyright fees, for periods prior to the Adjustment Time;

(h) Rights under any Contract for subscriber billing services and any subscriber billing equipment (leased or owned) relating to the Arizona Business;

(i) Except as otherwise provided in Section 7.10, retransmission consent agreements;

(j) Seller’s corporate minute books and stock records;

(k) Any employee benefit plans covering employees of Seller;

(l) Any and all credit facilities and loan agreements to which Seller is a party;

(m) Any Contract required to be described on Schedule 5.5 but not described thereon as of the Effective Date, and any Contract entered into by Seller after the Effective Date unless, in either case, Buyer elects in writing to include such Contract in the Assets;

(n) The account books of original entry, general ledgers, financial records and personnel files and records used in connection with the operation of the Systems, provided that Seller will provide copies of, or information contained in such books, ledgers, records and files (other than information pertaining to programming agreements, except programming agreements specific to the Systems), to the extent reasonably requested by Buyer before or after the Closing Date and in Seller’s possession. Seller understands that Buyer will need sufficient accounting information and access in order to complete an audit of the Business for the years ending 2004 and 2005. Seller agrees to give Buyer access to the records needed for the audit;

(o) Seller’s rights under this Agreement and the Transaction Documents;

(p) The personal property and/or Intangible assets specifically used in the Arizona Business;

(q) The real property assets specifically used in the Arizona operation.

(r) Any assets not specifically used in connection with and/or related to the operations of the Business; and

(s) Any and all Vehicles used and operated with respect to the Arizona Business.

1.14  Franchises. All cable television franchises and similar rights obtained with respect to the Business from any Governmental Authority, including those set forth on Schedule 5.4. Franchises to remain in Eagle West Communications, Inc name until total payment has been made to include the Note listed in 3.1 (b). Schedule 3.1 (b)

1.15  GAAP. Generally accepted accounting principles as in effect from time to time in the United States of America.

1.16  Governmental Authority. The United States of America, any state, commonwealth, territory or possession of the United States of America and any political subdivision or quasi-governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing.

1.17  Governmental Permits. All FCC licenses and all other material approvals, authorizations, permits, licenses, registrations, qualifications, leases, variances and similar rights obtained with respect to the Business or Assets from any Governmental Authority, other than the Franchises, including those set forth on Schedule 5.4.

1.18  Hazardous Substances. The following: (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (RCRA) (42 U.S.C. §§6901 et seq.); (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) (42 U.S.C. §§9601 et seq.); (c) any substance regulated by the Toxic Substances Control Act (TSCA) (15 U.S.C. §§2601 et seq.), or the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA)(7 U.S.C. §§136 et seq.); (d) friable asbestos or asbestos-containing material of any kind or character; (e) polychlorinated biphenyls; (f) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; and (g) any other substance which by any Environmental Law requires special handling, reporting or notification of any Governmental Authority in its collection, storage, use, treatment or disposal.

1.19  Included Vehicles. The vehicles listed on Schedule 1.23.

1.20  Intangibles. All intangible assets, including subscriber lists, accounts receivable, claims (excluding any claims relating to Excluded Assets), patents, copyrights and goodwill, if any, owned, used or held by Seller primarily for use in the Business.

1.21  Legal Requirements. Applicable common law and any statute, ordinance, code, or other law, rule, regulation, order, technical or other written standard or procedure enacted, adopted or applied by any Governmental Authority.

1.22  Losses. Any claims, losses, liabilities, damages, penalties, costs and expenses, including interest that may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and settlement costs, exclusive of consequential damages.

1.23  Material Adverse Effect. A material adverse effect on the operation of the Systems or the financial condition of the Business, taken as a whole, but without taking into account any effect resulting from any regulatory or other change affecting the United States cable industry as a whole, including changes in FCC regulations.

1.24  Permitted Encumbrances. The following Encumbrances: (a) those Encumbrances set forth on Schedule 1.28, (b) liens securing Taxes, assessments and governmental charges in an aggregate amount greater than $1,000.00, (c) any zoning law or ordinance or any similar Legal Requirement, (d) any right reserved to any Governmental Authority to regulate the affected property, and (e) in the case of leased property, whether real or personal, the rights, titles and interests of the lessor thereof, and all Encumbrances on such rights, titles and interests.

1.25  Person. Any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

1.26  Real Property. Except for the Excluded Assets (which Excluded Assets include any and all real property used in the Arizona Operation), all of Seller’s interests in real property, including leasehold interests and easements, wire crossing permits and rights of entry (except agreements related to multiple dwelling units).

1.27  Required Consents. All authorizations, approvals and consents required under Governmental Permits, Contracts, Real Property or otherwise for (a) Seller to transfer the Assets and the Business to Buyer, and (b) Buyer to own or lease the Assets and to operate the Business in the manner in which the Business is conducted as of the Closing Date. Schedule 5.6

1.28  Systems. Each of the cable television Systems providing cable television services to the communities in Nevada listed on Schedule 1.32.

1.29  System Employees. All personnel who primarily render services in connection with the Systems.

1.30  Taxes. All levies and assessments of any kind or nature imposed by any Governmental Authority with respect to the Assets, including all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes and levies, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto.

1.31  Tax Return. Any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.32  Other Definitions. The following terms are defined in the Sections indicated:

Term	Section

Action	11.4
Agreement	Preamble
Assumed Obligations and Liabilities	2.2

Term	Section

Arizona Business	1.17 (a)
Billing Transition Services	7.7

Buyer	Preamble
Closing Date	9.1
Closing Date Payment	3.1.2
Earnest Money Deposit	3.1.1
Effective Date	Preamble
Eligible Accounts Receivable	3.2
ERISA	5.12.1
Indemnified Party	11.4
Indemnifying Party	11.4
IRC	3.3
Outside Closing Date	9.1
Prime Rate	12.11
Promissory Note	3.1 (b)
Purchase Price & Allocation of Funds	3.1
Security Agreement	3.1 (a)
Seller	Preamble
Transaction Documents	5.2
UCC Filing	3.1 (c)

1.33  Rules of Construction. Unless otherwise expressly provided in this Agreement, (a) accounting terms used in this Agreement will have the meaning ascribed to them under GAAP; (b) words used in this Agreement, regardless of the gender used, will be deemed and construed to include any other gender, masculine, feminine, or neuter, as the context requires; (c) the word “including” is not limiting; (d) the capitalized term “Section” refers to sections of this Agreement; (e) references to a particular Section include all subsections thereof, (f) references to a particular statute or regulation include all amendments thereto, rules and regulations thereunder and any successor statute, rule or regulation, or published clarifications or interpretations with respect thereto, in each case as from time to time in effect; (g) references to a Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; and (h) references to a “day” or number of “days” (without the explicit qualification “Business”) will be interpreted as a reference to a calendar day or number of calendar days.

2.	Purchase and Sale of Assets; Assumed Obligations and Liabilities

2.1  Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller will convey, transfer and assign to Buyer, and Buyer will purchase from Seller, free and clear of all Encumbrances (except Permitted Encumbrances), the Assets, effective as of 12:01 a.m., eastern time, on the Closing Date.

2.2  Assumed Obligations and Liabilities. At the Closing, Buyer will assume, from the date of closing ongoing, and pay, discharge, and perform the following (the “Assumed Obligations and Liabilities”): (a) any outstanding and ongoing obligations and liabilities under the Governmental Permits and Contracts assigned and transferred to Buyer at Closing; (b) general property Taxes, sales and use Taxes, special assessments, and ad valorem Taxes levied or assessed against any of the Assets, including those that constitute Permitted Liens; (c) charges for utilities and other goods or services furnished to the Systems; (d) copyright expenses; (d) those obligations and liabilities of Seller that Buyer elects to assume at Closing; and (e) all other obligations and liabilities arising out of Buyer’s ownership of the Assets or operation of the Systems on and after the Closing Date. The Assumed Obligations and Liabilities shall include any of the foregoing obligations or liabilities that have accrued prior to the Closing but are not due and payable until after the Closing.

All obligations and liabilities arising out of or relating to the Business, the Assets or the Systems other than the Assumed Obligations and Liabilities will remain and be the obligations and liabilities solely of Seller.

2.3  Buyer’s Duty to Pay Cure Costs for Assumed Contracts. Notwithstanding anything to the contrary herein, at Closing and in addition to the Purchase Price, Buyer will pay any and all amounts necessary to cure any defaults (if any) under any assumed Contracts, except the following: (i) franchise fees, (ii) pole attachment fees, (iii) FCC fees, (iv) copyright fees, (v) property taxes relating to Seller’s personalty, and (vi) real property taxes relating to any Real Property to be sold to Buyer up to a maximum aggregate amount of $1,000.00.

2.4  Insurance Policies. Notwithstanding the transfer of the Seller’s insurance policies to the Buyer, the Seller shall remain as additional insureds under such policies, at no cost to them, until the expiration of any such policies, and the Seller as the loss payee on any insurance policies) shall be entitled to recover any insurance proceeds relating to any insured claims or losses arising prior to the Closing Date.

3.	Consideration

3.1  Purchase Price& Allocation of Funds. The consideration for the Assets will be total cash consideration of ONE MILLION & TWO HUNDRED THOUSAND DOLLARS $1,200,000 (the “Purchase Price”). The Purchase Price will be paid as follows:

3.1.1. Earnest Money Deposit. Within five (5) calendar days after the Buyer’s execution of this Agreement, Buyer shall deposit with Alpha Broadcasting Communications to be paid against debt in accordance with the terms and provisions of this Agreement the cash amount of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) as an earnest money deposit (“Earnest Money Deposit”, which shall also include all interest earned thereon, if any). The Earnest Money Deposit shall be held and disbursed in accordance with the terms of this Agreement. At the Closing of the purchase and sale of the Assets in accordance with the terms of this Agreement, the full amount of the Earnest Money Deposit shall be paid to Alpha Broadcasting Communications for the seller and applied toward the Purchase Price. Schedule 3.1 “Allocation of Funds”

3.1 (a) Security Agreement. A security agreement will be held in place against the outstanding balance of the Note listed in 3.1 (b) for a period of one year. Upon payment of Note security release will be full filled and a release will be signed by EWC. Schedule 3.1 (a)

3.1 (b)  Promissory Note. A promissory note will be signed in the amount of $600.000.00 with a due date of March 19, 2007. Schedule 3.1 (b)

3.1 (c) Uniform Commercial Code (UCC) Form UCC 1. A UCC Form 1 will be filed against the assets involved in this purchase agreement for the period of the Note listed in 3.1 (b). Upon final payment of Note a release of this UCC From 1 will be filled. Schedule 3.1 (c)

3.1.2. Closing Date Payment. Buyer will pay the sum of $1,100,000 (the “Closing Date Payment”), to Seller on the Closing Date under the terms of Schedule 3.1 “Allocation of Funds” immediately available to the account designated by Seller in writing at least three Business Days prior to the Closing Date.

3.2  Buyer’s Assistance in Collecting Seller’s Accounts Receivable. Buyer will use its best efforts to collect all of Seller’s accounts receivable, and Buyer will remit to Seller an amount equal to such collections less the Buyer’s percentage for the costs of collection, and will settle the accounts on a monthly basis, until satisfied or until 120 days from the date of Closing. The “Buyer’s percentage for the costs of collection” shall be an amount equal to the sum of (a) 50% of the face amount of all Eligible Accounts Receivable that are current or 30 days or less past due as of the Adjustment Time and (b) 70% of the face amount of all Eligible Accounts Receivable that are over 31 days past due as of the Adjustment Time. “Eligible Accounts Receivable” will mean accounts receivable resulting from the provision of cable television and internet services by the Systems to active subscribers as of the Adjustment Time that relate to periods of time prior to the Adjustment Time.

3.3  Allocation of Purchase Price. For tax purposes, the purchase price shall be allocated among the Assets in accordance with the principles of Section 1060 of the Internal Revenue Code of 1986 (the “IRC”) and applicable Treasury Regulations thereunder. For purposes of this paragraph and Section 1060 of the IRC, the fair market values of the Assets shall be determined by Buyer within ten (10) business days of the date hereof. Such determination shall be subject to approval by the Seller. Buyer and Seller will file all necessary and appropriate Tax returns, forms and schedules thereto consistent with any such allocations, unless otherwise required by applicable Legal Requirements.

3.4  Piggy-Back Registration.Subject to the provisions of the Agreement, if the Company proposes to file a registration statement under the Securities Act, with respect to an offering of any equity securities by the Company for its own account or for the account of any of its equity holders (other than a registration statement on Form S-4 or S-8 or any substitute form that may be adopted by the SEC or any registration statement filed in connection with an exchange offer or offering of securities solely to the Company’s existing security holders), then the Company shall give written notice of such proposed filing to the holder of the Shares as soon as practicable (but in no event less than 10 working days before the anticipated initial filing date of such registration statement), and such notice shall offer such holder of the Shares the opportunity to register such number of Shares as the holder of the Shares may request (a “Piggyback Registration”). The Company shall include in each such Piggyback Registration all Shares requested to be included in the registration for such offering; provided, however, that the Company may at any time withdraw or cease proceeding with such registration. The holder of the Shares shall be permitted to withdraw all or part of its Shares from a Piggyback Registration at any time prior to the effective date thereof.

4.	Employee Matters

4.1  At the Closing, Buyer may, but will have no obligation to, make offers of employment, commencing effective as of the Closing Date, to any System Employees who otherwise meet Buyer’s criteria for employment. To the extent permissible by applicable Legal Requirements, Seller agrees to cooperate in all reasonable respects with Buyer to allow Buyer to evaluate and interview System Employees in order to make employment decisions, including providing reasonable access to Seller’s files with respect to the System Employees, if requested by Buyer. Buyer will, at its cost, be permitted to conduct pre-employment physical examinations (including drug-screening tests) and other appropriate pre-hire investigations of System Employees, and Buyer may make any offer of employment to any such System Employee conditional upon its receipt, review and approval of the results of such pre-hire examinations and investigations.

4.2  At the Closing, Seller will terminate the employment of all System Employees to whom Buyer has made an offer of employment.

4.3  Subject to the requirements of all claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans covering any System Employee or arising under any Legal Requirement affecting System Employees of Seller incurred through and including the Closing Date will remain the responsibility of Seller or its Affiliates. For purposes of this Section, a claim or obligation will be deemed to have been incurred on the date of the occurrence of (a) death or dismemberment in the case of claims under life insurance and accidental death and dismemberment policies, (b) the date of the initial disability in the case of claims under disabilities policies or (c) the date on which the charge or expense giving rise to such claim is incurred in the case of all other claims. Buyer will not have or assume any obligation or liability under or in connection with any such plan maintained with respect to any System Employee.

4.4  Except as expressly provided in this Section 4, Seller will remain solely responsible for, and will indemnify Buyer and hold Buyer harmless from and against all Losses arising from or with respect to, all salaries and all severance, vacation, medical, sick, holiday, continuation coverage and other compensation or benefits to which System Employees may be entitled (including “sticking” or “staying” bonuses), whether or not such System Employees may be hired by Buyer, as a result of their employment by Seller, the termination of their employment, the consummation of the transactions contemplated hereby or pursuant to any applicable Legal Requirement.

4.5  Seller will retain full responsibility and liability for offering and providing “continuation coverage” to any “qualified beneficiary” who is covered by a “group health plan” sponsored or contributed to by Seller and who has experienced a “qualifying event” or is receiving “continuation coverage” through and including the Closing Date. As used in this Section 4.5, “continuation coverage,” “qualified beneficiary,” “group health plan,” and “qualifying event” all will have the meanings given such terms under Internal Revenue Code Section 4980B.

4.6  Nothing in this Section 4 or elsewhere in this Agreement will be deemed to make any employee of the parties a third party beneficiary of this Agreement.

5.	Representations and Warranties of Seller

To the best of its knowledge, Seller represents and warrants to Buyer, as of the Effective Date and as of the Closing, as follows:

5.1  Authority and Validity.

5.1.1  Seller has full power and authority to possess the Assets and to carry on the operation of the Systems pursuant to Franchise Agreements.

5.1.2  This Agreement will constitute a valid and binding agreement of Seller, enforceable in accordance with its terms.

5.2  No Conflict; Required Consents. Except for obtaining the Required Consents (if necessary from the authorized authority), the execution and delivery by Seller of, the performance of Seller under, and the consummation by Seller of the transactions contemplated by, this Agreement and any other agreements or documents contemplated by this Agreement (the “Transaction Documents”) to which Seller is a party do not and will not: (a) violate any Legal Requirement; (b) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with any Governmental Authority or other Person; or (c) (i) violate or result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time, or elections of any Person, or any combination thereof), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Seller under, or (iv) result in the creation or imposition of any Encumbrance under any Contract or any other instrument evidencing any of the Assets or by which Seller or any of its assets is bound or affected.

5.3  Assets. Seller, on the Closing Date, will have the authority to transfer, and will transfer, good and marketable title to (or, in the case of Assets that are leased, valid leasehold interests in) the Assets. The sale of the Assets shall be free and clear of all Encumbrances, except (a) Permitted Encumbrances and (b) Encumbrances described on Schedule 5.3. Seller is transferring the Assets “as is, where is” to Buyer.

5.4  Franchises and Governmental Permits. All Franchises and Governmental Permits are listed on Schedule 5.4. Seller has provided to Buyer complete and correct copies of all Franchises and Governmental Permits. Except as set forth on Schedule 5.4, each Franchise and Governmental Permit is in full force and effect and Seller is not, and the other party thereto is not, in breach or default of any material terms or conditions thereunder. Except as set forth on Schedule 5.4, there is no legal action, governmental proceeding or investigation pending or threatened to terminate, suspend or modify any Franchise or Governmental Permit.

5.5  Contracts. All Contracts are described on Schedule 5.5, except for: (a) subscription agreements with individual residential subscribers for the cable services provided by the Systems in the ordinary course of business which may be canceled by the Systems without penalty on not more than 30 days’ notice; (b) miscellaneous service Contracts terminable-at-will without penalty; (c) Contracts involving any immaterial monetary or non-monetary obligation of Seller, (d) bank financing documents; and (e) Contracts constituting Excluded Assets. Seller has provided to Buyer true and complete copies of each of the written Contracts, including any amendments thereto, other than Contracts described in clauses (a) through (e) above. Each Contract is unmodified and is in full force and effect and constitutes the valid, legal, binding and enforceable obligation, and neither Seller nor any other party thereto, is in breach or default of any material terms or conditions thereunder. If requested in writing by Buyer, Seller shall, at Buyer’s expense, produce copies of any contracts relating to the Business not described on Schedule 5.5.

5.6  Real Property. All Assets consisting of owned or leased Real Property interests are described on Schedule 5.6. Seller has valid and enforceable leasehold interests in Real Property shown as being leased by Seller on Schedule 5.6 and, with respect to other Real Property not owned or leased by Seller, Seller has the valid and enforceable right to use all such other Real Property pursuant to easements, licenses, rights-of-way or other rights, including those easements, licenses, rights-of-way or other rights described on Schedule 5.6, subject only to Permitted Encumbrances. There is no easement or other real property interest, other than the Real Property, that is required, or that has been asserted by a Governmental Authority or other Person to be required, to conduct the Business or operate the Systems. All leased Real Property (including the improvements thereon) (a) is in good condition and repair (ordinary wear and tear excepted) consistent with its present use, (b) will be available to Buyer for immediate use in the conduct of the Business or operation of the Systems in accordance herewith, (c) has access to and over public streets or private easements for which Seller has a valid right of ingress and egress, and (d) conforms in its use to all material restrictive covenants, if any, or other material Encumbrances affecting all or part of such parcel.

5.7  Environmental Matters.

5.7.1  Except as disclosed in Schedule 5.7, the leased Real Property has not been used in connection with the operation of the Systems for the generation, storage, discharge or disposal of any Hazardous Substances except as permitted under applicable Environmental Laws. Except as set forth in Schedule 5.7, the Seller has not received any written notice from any Governmental Authority alleging that the owned or leased Real Property is in violation of any Environmental Law, and no claim based on any applicable Environmental Law has been asserted in writing in the past or is currently pending or threatened with respect to any owned or leased Real Property.

5.7.2  Seller has provided to Buyer complete and correct copies of (a) all studies, reports, surveys or other materials in Seller’s possession relating to the presence or alleged presence of Hazardous Substances at, on or affecting the owned or leased Real Property, (b) all notices or other materials in Seller’s possession that were received from any Governmental Authority administering or enforcing any Environmental Laws relating to current or past ownership, use or operation of the owned or leased Real Property or activities at such Real Property, and (c) all materials in Seller’s possession relating to any litigation or allegation by any Person under or concerning any Environmental Law as it relates to the owned or leased Real Property.

5.8  Compliance with Legal Requirements.

5.8.1  Except as set forth on Schedule 5.8, the operation of the Business is in compliance with all applicable Legal Requirements, including the Cable Act, except to the extent that the failure to so comply with any of the foregoing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Seller has provided to Buyer true and complete copies of all FCC rate forms that have been prepared with respect to the Systems and copies of all correspondence with any Governmental Authority relating to rate regulation generally or specific rates charged to subscribers of the Systems. Schedule 5.8 sets forth a list of (a) all pending complaints with respect to any rates which have been filed with the FCC for the Systems and (b) those franchising authorities that have filed FCC Form 328 for certification to regulate any of the rates of the Systems.

5.8.2  To the extent necessary and appropriate, Seller has made the required filings with respect to the Business under Section 111 of the Copyright Act for the past three reporting periods, if requested in writing by Buyer, Seller shall, at Buyer’s expense, produce copies of any such filings.

5.9  Patents, Trademarks and Copyrights. Except for Excluded Assets and except as described in Schedule 5.9, Seller does not possess any patent, patent right, trademark or copyright material to the operation of the Business, and Seller is not a party to any license or royalty agreement with respect to any such patent, trademark or copyright except for licenses respecting program material and obligations under the Copyright Act of 1976 applicable to cable television systems generally and commercially available software. The Business and the Systems have been operated in such a manner so as not to violate or infringe upon the rights of, or give rise to any rightful claim of any Person for copyright, trademark, service mark, patent, license, trade secret infringement or the like.

5.10  Legal Proceedings. Except for the Settlement of Creekside v. Corridor pending and as set forth in Schedule 5.10: (a) with respect to the Systems, there is no claim, investigation or litigation pending or threatened, by or before any Governmental Authority or private arbitration tribunal by or against Seller or the Assets, which, if adversely determined, could have a Material Adverse Effect or could materially and adversely affect the ability of Seller to perform its obligations under this Agreement.

5.11  Tax Matters. Except as set forth on Schedule 5.11, there are no unresolved claims concerning any Tax liability relating to the Assets or the Systems. Seller has not received any notice of deficiency or assessment or of a proposed deficiency or assessment from any taxing Governmental Authority pertaining to the Assets or the Systems.

5.12  Employment Matters.

5.12.1  Seller has separately provided to Buyer on a confidential basis a list of names and positions of all System Employees as of the date set forth in such list, along with other pertinent employment information. Except as set forth on Schedule 5.12, no System Employee is party to any employment agreement, either written or oral, the Business has complied with applicable Legal Requirements relating to the employment of labor, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), continuation coverage requirements with respect to group health plans, and those relating to wages, hours, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of Taxes.

5.12.2  System Employees are not a party to any collective bargaining agreements. There are not pending any unfair labor practice charges relating to System Employees, any demand for recognition or any other request or demand from a labor organization for representative status with respect to any System Employee.

5.13  System Information. Schedule 5.13 sets forth the approximate number of plant miles (aerial and underground) for the Systems, the stations and signals carried by the Systems and the channel position of each such signal and station, and the counties, cities and towns served by the Systems. Schedule 5.13 also sets forth the approximate number of homes passed by the Systems, the channel lineup of the Systems, and the monthly rates charged for each class of service for the Systems.

5.14  Finders and Brokers. Seller has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement for which Buyer (directly or indirectly) could be liable.

5.15  Bonds. Except as set forth on Schedule 5.15, there are no franchise, construction, fidelity, performance or other bonds, or letters of credit, posted or required to be posted in connection with the Systems or the Assets.

5.16  Accounts Receivable. The accounts receivable relating to the Systems are actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the books of the Business, and are subject to no offset or reduction of any nature.

6.	Buyer’s Representations and Warranties

Buyer represents and warrants to Seller, as of the Effective Date and as of the Closing, as follows:

6.1  Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to own, lease and use the assets owned, leased or used by it and to conduct its business as it is currently conducted.

6.2  Authority and Validity. Buyer has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party. The execution and delivery by Buyer of, the performance by Buyer of its obligations under, and the consummation by Buyer of the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party have been duly and validly authorized by all necessary action by or on behalf of Buyer. This Agreement has been, and when executed and delivered by Buyer the Transaction Documents will be, duly and validly executed and delivered by Buyer and the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.

6.3  No Conflicts; Required Consents. The execution and delivery by Buyer, the performance of Buyer under, and the consummation by Buyer of the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party do not and will not (a) violate any provision of the articles of incorporation or bylaws of Buyer, (b) violate any Legal Requirement, (c) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with any Governmental Authority or other Person, or (d) (i) violate or result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time or elections of any Person or any combination thereof), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Buyer under, or (iv) result in the creation or imposition of any Encumbrance under any instrument or other agreement to which Buyer is a party or by which Buyer or any of its assets is bound or affected, except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have a material adverse effect on the validity, binding effect or enforceability of this Agreement or on the ability of Buyer to perform its obligations under this Agreement or the Transaction Documents to which it is a party.

6.4  Finders and Brokers. Buyer has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement for which Seller (directly or indirectly) could be liable.

6.5  Legal Proceedings. Except for the Settlement of Creekside v. Corridor pending and as set forth in Schedule 5.10: (a) with respect to the Systems, there is no claims, actions, suits, proceedings, investigations or litigation pending or threatened, by or before any Governmental Authority or private arbitration tribunal, by or against or affecting or relating to Buyer and, no facts or circumstances exist which could reasonably be expected to give rise to any such claim, investigation or litigation, which, if adversely determined, would restrain or enjoin the consummation of the transactions contemplated by this Agreement or declare unlawful the transactions or events contemplated by this Agreement or cause any of such transactions to be rescinded.

7.	Additional Covenants

7.1  Access to Premises and Records. Between the Effective Date and the Closing Date, Seller will give Buyer and its counsel, accountants and other representatives full access during normal business hours upon reasonable notice to all the premises and books and records of the Business and to all the Assets and to the Systems’ general manager and will furnish to Buyer and such representatives all such documents, financial information, and other information regarding the Business and the Assets as Buyer from time to time reasonably may request; provided that no such investigation will affect or limit the scope of any of Seller’s representations, warranties, covenants and indemnities in this Agreement or any Transaction Document or limit liability for any breach of any of the foregoing.

7.2  Continuity and Maintenance of Operations. Except as Buyer may otherwise consent in writing (which consent will not be withheld unreasonably), between the Effective Date and the Closing, Seller will comply with the following:

7.2.1  Seller will conduct the Business and operate the Systems only in the usual, regular and ordinary course consistent with its past practices, and will use commercially reasonable efforts to (a) preserve the Business intact, including preserving existing relationships with franchising authorities, suppliers, customers and others having business dealings with Seller relating to the Business, (b) keep available the services of its employees and agents providing services in connection with the Business, and (c) continue making marketing, advertising and promotional expenditures with respect to the Business consistent with past practices.

7.2.2  Seller will perform regular maintenance on the Assets to maintain the Assets in good repair, order and condition (ordinary wear and tear excepted), will maintain equipment and inventory at historical levels consistent with past practices, will maintain in full force and effect, policies of insurance with respect to the Business in amounts consistent with good industry practice, and will maintain its books, records and accounts in the usual, regular and ordinary manner on a basis consistent with past practices.

7.2.3  Seller will not (a) change the rates charged for any programming services provided by the Systems or add, delete, re-tier or repackage any such programming services except to the extent required under any Legal Requirement, (b) sell, transfer or assign any portion of the Assets other than sales in the ordinary course of business, or permit the creation of any Encumbrance on any Asset other than a Permitted Encumbrance or any Encumbrance which will be released at or prior to the Closing, (c) modify in any material respect, terminate, suspend or abrogate any Governmental Permits, material Contracts or any other material agreement (other than those constituting Excluded Assets), or (d) enter into any Contract or commitment relating to the Systems involving an expenditure in excess of $5,000, other than as required by the Franchises or as contemplated by this Agreement, other than contracts or commitments which are cancelable on 60 days’ notice or less without penalty.

7.2.4  Seller will promptly notify Buyer of any fact, circumstance, event or action by it or otherwise (a) which, if known at the Effective Date, would have been required to be disclosed in or pursuant to this Agreement or (b) the existence, occurrence or taking of which would result in any of Seller’s representations and warranties in this Agreement or any Transaction Document not being true, complete and correct, if not already qualified by materiality, in all material respects, and if qualified by materiality, in all respects, in each case when made or at the Closing.

7.3  Required Consents.

7.3.1  Prior to the Closing, Seller will use commercially reasonable efforts to assume and assign to Buyer, any and all Contracts, and/or Government Permits, without regard to and/or notwithstanding the failure or refusal of any third party to any such Contracts or Government Permits to consent to such assignment; or (b) obtain in writing, as promptly as possible and at its expense, all the Required Consents, and any other consent, authorization or approval required to be obtained by Seller in order to transfer the Assets to Buyer in connection with the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to Buyer (which, in the case of Contracts, may include estoppel language with respect to the status of the Contract), and deliver to Buyer copies of such Required Consents and such other consents, authorizations or approvals promptly after they are obtained by Seller. To the extent required under 11 U.S.C. § 365, Seller shall cure any defaults relating to the payment of (i) franchise fees, (ii) pole attachment fees, (iii) FCC fees, (iv) copyright fees, (v) property taxes relating to Seller’s personalty, and/or (vi) real property taxes relating to any Real Property to be sold to Buyer, up to a maximum aggregate amount of $1,000.00, which cures are or may be necessary to permit the assumption and assignment to Buyer of any Contracts to be assumed by Buyer and that are in default due to the Seller’s failure to pay any such (i) franchise fees, (ii) pole attachment fees, (iii) FCC fees, (iv) copyright fees, (v) property taxes relating to Seller’s personalty, and/or (vi) real property taxes relating to any Real Property to be sold to Buyer. Other than the cost to cure such defaults, commercially reasonable efforts do not require that Seller (a) pay any amounts in excess of reasonable processing or application fees or (b) institute, threaten or settle any litigation. Buyer will cooperate with Seller to obtain all Required Consents, but Buyer will not be required to accept or agree or accede to any modifications or amendments to, or changes in, or the imposition of any condition to the transfer to Buyer of any Contract or Governmental Permit that are not reasonably acceptable to Buyer.

7.4  Transfer Taxes. Any state or local sales, use, transfer, or documentary transfer Taxes or fees or any other charge (including filing fees) imposed by any Governmental Authority arising from or payable by reason of the transfer of the Assets as contemplated by this Agreement will be paid by Seller, subject to any Bankruptcy Code requirements or restrictions and subject to the terms of a confirmed plan of reorganization in the Bankruptcy Case.

7.5  Use of Names and Logos. After the Closing, Buyer will continue to use the name “Eagle West Communications” with the Business and Assets unit the total purchase price has been paid. Notwithstanding the foregoing, nothing in this Section 7.5 will require Buyer to remove or discontinue using any such name or mark that is affixed to converters or other items in or to be used in consumer homes or properties, or as are used in a similar fashion making such removal or discontinuation impracticable. Seller and Buyer’s agree name, Eagle West Communications, Inc., is acceptable to be utilized in all future business operations until full purchase price has been paid.

7.6  Satisfaction of Conditions. Each party will use commercially reasonable efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement, as set forth in Section 8.

7.7  Transition Services. Seller will provide assistance to Buyer with respect to the operation of the billing systems, software and related fixed assets used by Seller in connection with the Systems (the “Billing Transition Services”) for a period of up to 360 days following the Closing to allow for transition of such services to Buyer and the conversion of existing billing arrangements. Buyer will reimburse Seller, on a monthly basis, for all direct expenses, including personnel expenses, incurred by Seller in providing the Billing Transition Services or other transition services.

7.8  Leased Equipment and Other Capital Leases. Seller will assign to Buyer any capital leases for Equipment that Buyer agrees to assume, and Buyer will assume all of Seller’s rights, responsibilities and liabilities under any such capital leases. Further, to the extent that any lessors under such capital leases require any form of “adequate assurance of future performance”, Buyer will exercise its best efforts to provide such assurances.

7.9  Post-Closing Access to Personnel Records. Except as otherwise prohibited by applicable Legal Requirements, for a period ending on the first anniversary of the Closing Date, Seller will, at no cost to Buyer, provide Buyer from time to time, during normal business hours and upon reasonable notice from Buyer, with access to, and the right to make copies or extracts of, pertinent information from the personnel files and records of Seller relating to System Employees who are hired by Buyer in connection with any claim, investigation or litigation, payment of Taxes or any other valid business reason.

7.10  Retransmission Consent Agreements. On or prior to the date which is 20 days prior to the Closing Date, Seller will provide to Buyer a list (and provide copies, to the extent not previously provided) of all local retransmission consent agreements then in effect with respect to the Systems. By written notice delivered to Seller at least 10 days prior to the Closing Date, Buyer may, in its sole discretion, elect to assume one or more of Seller’s retransmission consent agreements. Any such retransmission consent agreements that Buyer elects to assume pursuant to this Section 7.10 will be deemed to be included in the Assets for all purposes under this Agreement.

8.	Conditions Precedent

8.1  Conditions to the Obligations of Buyer and Seller. The obligation of each party to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of the following conditions, which may be waived by the parties to the extent permitted by applicable Legal Requirements:

8.1.1  Absence of Legal Proceedings. Other than the Settlement of Creekside v. Corridor, no action, suit, investigation or proceeding is pending before, or threatened by, any Governmental Authority, no judgment will have been entered and not vacated by any Governmental Authority and no Legal Requirement will have been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which could reasonably be expected to prevent or make illegal the purchase and sale of the Assets contemplated by this Agreement.

8.1.2  Consents.

8.1.2.a. Seller and Buyer will have received either:

(a) evidence, in form and substance satisfactory to Buyer, that all of the Required Consents with respect to the assigned Contracts and Government Permits relating to such systems have been obtained or given and are in full force and effect.

8.2  Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of the following conditions, which may be waived by Buyer to the extent permitted by applicable Legal Requirements:

8.2.1  Representations and Warranties. The representations and warranties of Seller in this Agreement, if qualified by a reference to materiality, are true, complete and correct and, if not so qualified, are true, complete and correct in all material respects, at and as of the Closing with the same effect as if made at and as of the Closing, except for changes, if any, permitted or contemplated by this Agreement and except to the extent a different date is specified therein, in which case such representation and warranty will be true and correct as of such date.

8.2.2  Performance of Agreements. Seller will have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and any Transaction Document to be performed or complied with by Seller at or before the Closing.

8.2.3  No Material Adverse Effect. Since the Effective Date, no event will have occurred which has had, or could reasonably be expected to result in, a Material Adverse Effect.

8.2.4  Retransmission Consent Agreements. Buyer will have entered into, or received a valid assignment of, a retransmission consent agreement with respect to each local broadcast signal carried by the Systems other than pursuant to a valid must carry election under the Cable Act.

8.2.5  Programming Deletion. Upon written notice from Buyer to Seller given at least 30 days prior to Closing, or given 30 days prior to the date designated by Buyer for deletion, if earlier than Closing, Seller will have deleted from the Systems any programming services that (i) Buyer does not have the right to carry on the Systems after Closing or (ii) Buyer determines, in its reasonable judgment, could potentially result in liability on the part of Buyer for copyright payments after Closing in excess of those payments made by Seller with respect to carriage of such signals prior to Closing. If Buyer designates any programming services for deletion prior to Closing, Buyer and Seller will use commercially reasonable efforts to agree upon substitute programming to be added to the Systems to replace such deleted programming.

8.2.6  Subscriber List. Seller will have delivered to Buyer, at least 10 days prior to the Closing, a current list of subscribes of the Systems, including billing address and related account information.

8.2.7  Seller’s Cure. Seller will have cured, or made arrangements for the prompt cure of, any defaults relating to the payment of (i) franchise fees, (ii) pole attachment fees, (iii) FCC fees, (iv) copyright fees, (v) property taxes relating to Seller’s personalty, and/or (vi) real property taxes relating to any Real Property to be sold to Buyer, up to a maximum aggregate amount of $1,000.00, which cures are or may be necessary to permit the assumption and assignment to Buyer of any Contracts to be assumed by Buyer and that are in default due to the Seller’s failure to pay any such (i) franchise fees, (ii) pole attachment fees, (iii) FCC fees, (iv) copyright fees, (v) property taxes relating to Seller’s personalty, and/or (vi) real property taxes relating to any Real Property to be sold to Buyer.

8.3  Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of the following conditions, which may be waived by Seller to the extent permitted by applicable Legal Requirements:

8.3.1  Representations and Warranties. The representations and warranties of Buyer in this Agreement, if qualified by a reference to materiality, are true, complete and correct and, if not so qualified, are true, complete and correct in all material respects, at and as of the Closing with the same effect as if made at and as of the Closing, except for changes, if any, permitted or contemplated by this Agreement and except to the extent a different date is specified therein, in which case such representation and warranty will be true and correct as of such date.

8.3.2  Performance of Agreements. Buyer will have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions in this Agreement and any Transaction Document to be performed or complied with by Buyer at or before the Closing.

9.	The Closing

9.1  The Closing; Time and Place. The Closing will be held on a date mutually agreed upon by the parties after all conditions to the Closing contained in this Agreement (other than those based on acts to be performed at the Closing) have been satisfied or waived (the “Closing Date”). In no event will the Closing occur after March 30, 2007 (the “Outside Closing Date”), unless the parties otherwise agree. The Closing will be held via facsimile and overnight courier, or at such place and at such time as Buyer and Seller may agree. If the Closing Date is not a Business Day, then Buyer will pay the Purchase Price on the immediately following Business Day.

9.2  Seller’s Delivery Obligations. At the Closing, Seller will deliver (or cause to be delivered) to Buyer the following:

9.2.1  an executed Bill of Sale and Assignment and Assumption in the form of Exhibit A to this Agreement;

9.2.2  possession of the Assets;

9.2.3  to the extent not previously provided or included in the Excluded Assets, copies of all Contracts, customer and subscriber lists, engineering records, maps, databases, files, records, codes, combinations, passwords, keys and other entry and identification information to permit operation of the Assets and used by Seller in connection with the operation of the Systems (provision of the foregoing will be deemed made to the extent such records are then located at any offices included in the Real Property); and

9.2.4  such other documents as Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

9.3  Seller Cooperation; Covenant Not to Compete; and Termination of Rights once the full purchase price has been paid:

9.3.1  Seller shall cooperate with Buyer to achieve a smooth transition of utility and other similar services furnished to the Systems.

9.3.2  For a period of one (1) year after the Closing, Seller shall, either directly or indirectly, solicit business for any customer of the Business, and shall directly or indirectly manage, operate, control or participate in the ownership, management, operation or control, or be connected in any manner, either as owner, proprietor, partner, stockholder, director, officer, employee, agent or otherwise, of any business that competes with the Business anywhere that the Business transacts business as of the day before the Closing Date. This shall remain in effect until the full purchase price has been paid. In the event of a breach of this covenant, Seller shall be entitled to injunctive relief in addition to all remedies provided by law.

9.3.3  Seller shall have no right, title or interest of any kind in the Assets, and shall not transfer, assign or convey or purport to transfer, assign or convey any of the Assets or any interest therein, including, without limitation, any of the Intangibles, to any person other than the Buyer. Once the full purchase price has been paid.

9.4  Buyer’s Delivery Obligations. At the Closing, Buyer will deliver (or cause to be delivered) to Seller the following:

9.4.1  the Closing Date Payment;

9.4.2  an executed Bill of Sale and Assignment and Assumption in the form of Exhibit A to this Agreement; and

9.4.3  such other documents as Seller may reasonably request in connection with the transactions contemplated by this Agreement.

10.	Termination

10.1  Termination Events. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned:

10.1.1  At any time by the mutual written agreement of Buyer and Seller;

10.1.2  By either party at any time upon 30 days prior written notice to the other, if the other is in material breach or default of any of its covenants, agreements or other obligations in this Agreement and fails to cure such breach or default within the 10-day period following such written notice or, if such breach or default is incapable of being cured within such 10-day period and the defaulting party promptly initiates and diligently pursues such cure to completion upon receipt of such notice, within a reasonable period of time;

10.1.3  By either party upon written notice to the other, if the Closing has not occurred by the Outside Closing Date, for any reason other than a breach or default by such party of its respective covenants, agreements or other obligations under this Agreement; or

10.1.4  As otherwise provided herein.

10.2  Effect of Termination; Limitation of Liability. If this Agreement is terminated pursuant to Section 10.1, all obligations of the parties under this Agreement will terminate, except (a) as set forth in Section 10.3, (b) that each party will pay the costs and expenses incurred by it in connection with this Agreement, and neither party will be liable to the other for any costs, expenses or damages except as expressly provided herein; (c) that each party will redeliver all documents, work papers and other material of the other party relating to the transactions contemplated hereby, whether so obtained before or after execution hereof, to the party furnishing the same; and (d) as provided in Sections 12.4 and 12.16. Notwithstanding a party’s right to pursue remedies for breach of contract upon termination of this Agreement in accordance with Section 10.1, no remedies for breaches of representations and warranties will be available if this Agreement is so terminated pursuant to Sections 10.1.1 or 10.1.3. Furthermore, except as provided in Section 10.3, in the event the Closing does not occur, no party to this Agreement will be liable for any incidental, consequential, exemplary, special or punitive damages in connection with any claim for breach of this Agreement. In the event of a breach by Seller, any and all of Buyer’s claims under this Section 10.2 and under Section 12.4 shall be deemed administrative expenses under 11 U.S.C. § 503, entitled to priority under 11 U.S.C. § 507(a).

10.3  Earnest Money Deposit. If Buyer fails to purchase the assets in accordance with the terms of this Agreement, or if Buyer breaches its obligations under this Agreement, and fails to cure any such failure or breach(es) within ten (10) days of receiving written notice thereof, and the transaction contemplated in this Agreement fails to close by reason of such failures and/or breach(es), then the Earnest Money Deposit shall be delivered to Seller and Seller’s sole remedy for such failures and breach(es) shall be to recover the Earnest Money Deposit as liquidated damages. If this Agreement is terminated or the transaction contemplated herein fails to close for any other reason, the Earnest Money Deposit shall be returned to Buyer, and subject to the limitations set forth elsewhere in this Agreement, Buyer shall have all rights and remedies available to it for Seller’s breach hereof. If one or more of the Required Consents are not obtained, due to the Buyer’s (or any of its principals’, affiliates’ or employees’) actions, inactions or status, then the failure to satisfy the requirement of obtaining the Approval Order and/or the Required Consent shall be deemed to be a breach by Buyer and the Earnest Money Deposit shall be delivered to Seller.

11.	Survival of Representations and Warranties; Indemnification

11.1  Survival of Representations and Warranties. Except for the representations and warranties of Seller set forth in Sections 5.1, 5.2, 5.3, 5.7, 5.8 and 5.9 of this Agreement, the respective representations and warranties of Buyer and Seller in this Agreement shall not survive the Closing, and no claim for breach thereof may be made pursuant to this Section 11.

11.2  Indemnification by Seller. Following the Closing, Seller will indemnify and hold harmless, Buyer and its owners, directors, officers, employees, agents, successors and assigns and any Person claiming by or through any of them, as the case may be, from and against all Losses resulting from or arising out of any breach of any surviving representation or warranty made by Seller in this Agreement.

11.3  Indemnification by Buyer. Following the Closing, Buyer will indemnify and hold harmless Seller and its shareholders, owners, directors, officers, employees, agents, successors and assigns, and any Person claiming by or through any of them, as the case may be, from and against all Losses resulting from or arising out of:

11.3.1  any breach of any covenant, agreement or obligation of Buyer contained in this Agreement or in the Transaction Documents delivered by Buyer;

11.3.2  the Assumed Obligations and Liabilities; and

11.3.3  the ownership of the Assets or operation of the Systems and the Business on and after the Closing Date.

11.4  Third Party Claims. Promptly after the receipt by any party of notice of any claim, action, suit or proceeding by any Person who is not a party to this Agreement (collectively, an “Action”), which Action is subject to indemnification under this Agreement, such party (the “Indemnified Party”) will give reasonable written notice to the party from whom indemnification is claimed (the “Indemnifying Party”). The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, (a) notifies the Indemnified Party in writing of the Indemnifying Party’s intention to assume such defense, (b) provides evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party’s ability to pay the amount, if any, for which the Indemnified Party may be liable as a result of such Action and (c) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action, it being understood that counsel to each of Buyer and Seller named in this Agreement will be deemed reasonable. The other party will cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party, or (iii) the Indemnified Party will have been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this Section 11 will be paid by the Indemnifying Party, provided that the Indemnifying Party will have no obligation to pay the reasonable fees and expenses of more than one law firm (in addition to the Indemnifying Party’s law firm). The Indemnified Party will not settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party, unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section 11.4. The Indemnifying Party will not settle or compromise any such Action (A) in which any relief other than the payment of money damages is sought against any Indemnified Party or (B) in the case of any Action relating to the Indemnified Party’s liability for any Tax, if the effect of such settlement would be an increase in the liability of the Indemnified Party for the payment of any Tax for any period, unless the Indemnified Party consents in writing to such compromise or settlement. Any and all of Buyer’s claims under this Section 11.4 shall be deemed to be administrative expenses under 11 U.S.C. § 503, entitled to priority under 11 U.S.C. § 507(a).

11.5  Sole Remedy. Each party acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy against the other with respect to any breach of representation, warranty, covenant, agreement or obligation, this Agreement or the transactions contemplated by this Agreement, will be pursuant to the indemnification provisions set forth in this Section 11.

12. SECURITIES ASPECTS OF AGREEMENT

12.1 All parties to this Agreement mutually understand, agree and covenant that any Referenced sale or other disposition of any security under this Agreement shall be controlled and governed by this section. Specifically should there arise any conflict of application or interpretation under this section and any other provision or section of this Agreement; this section shall be given primary definition and control. The term "securities" for the purposes of this Agreement shall mean and include all shares of Buyer, and any warrants to acquire those shares as well as any other instrument or obligation customary or commonly described as a security. Each of the following terms and conditions of the issuance and distribution of the securities shall be fully applicable unless otherwise specifically waived or treated in the following paragraphs.

 12.2 Each security issued pursuant to the terms of this Agreement shall be a "restricted" security unless otherwise specifically referenced as being issued pursuant to a registration or offering.

12.3 Seller understands and agrees that a restricted security for the purposes of this Agreement is one, which is issued without meeting registration requirements under both federal and state law within the United States. Each party to this Agreement further agrees and acknowledges that the nature of restricted security is that it is not freely tradable. That is, the holder of such security cannot immediately market or further distribute such security in the open market, or through private transactions without the express written consent of the issuer, primarily Buyer under the terms of this Agreement.

12.4  Seller fully acknowledges and understands that the resale of a restricted security will normally require substantial holding periods unless subsequently subject to an intervening registration under applicable federal and state securities laws. Seller acquiring restricted stock under this Agreement further acknowledges and agrees that the principal, though not exclusive, means by which restricted securities are resold under United States law and conforming state laws and regulations is Securities and Exchange Commission ("SEC") Rule 144, which essentially requires a holding period of one year before the stock can be resold or any interest therein further sold or assigned. In general terms, Rule 144 would require that there be current public information about the Company before the provisions of the Rule could be relied upon for subsequent resale, that the aforementioned holding period had been met, that the sales occurred through independent arms-length and unsolicited brokerage transactions, that certain volume limitations on the number of shares sold in each three month period be observed, and that a report of sales will be filed with the SEC. Seller understands that the foregoing constitutes only a general description of Rule 144 and that such person is or has the means to become familiar with all of the specific provisions and terms of Rule 144 through his independent legal advisors. Sellers further acknowledges and agrees that while Rule 144 is not exclusive, that it is anticipated and intended that it would be the primary means by which securities acquired under this Agreement could be resold absent the specific registration provisions of this Agreement.

12.5  Seller further acknowledges and agrees that, except as specifically provided by the terms of this Agreement, none of the corporate parties will have any obligation to register securities issued, and have no present intention to register such securities other than is specifically provided for by this Agreement. Each person under this Agreement acquiring securities further understands and agrees that individual registration of securities, absent registration by the issuer, is usually not practical and should not be relied upon as a means for resale or other distributions of securities acquired under this Agreement.

12.6  Any entity acquiring securities pursuant to this Agreement with the intent to divide such securities among its principal shareholders as part of the acquisition process, will be responsible for obtaining the knowledgeable consent and agreement of such actual shareholder to the terms of this Agreement, specifically referencing this paragraph.

12.7  Seller fully understands and agrees that should such person be deemed to be in a “control” position as to Buyer incident to the completion of this Agreement, that such person must comply with the volume limitations of Rule 144 to complete sales of his or her securities acquired, except for securities which have been otherwise registered pursuant to this Agreement. A control person has been defined by the SEC, and by most state securities regulatory agencies, as a person who has the capacity to exercise control over the issuing company. While no precise mathematical formulation of a control person is applicable to all situations, the following are generally presumed to be control people:

(i) a person holding 10% or more of the shares of the issuing company;

(ii) any principal officer or any director of the issuing company.

12.8  Seller represents that it is acquiring the Shares for its own account, for investment and not with a view to the distribution or resale thereof. The Seller further represent that their financial and other circumstances are such that they have adequate means of providing for their current and anticipated future needs without having to sell or otherwise dispose of the Shares, and that the Seller are able to bear the economic risks of this investment and consequently are able to hold the Shares for an indefinite period of time and to sustain the loss of their entire investment in the Shares, in the event such a loss should occur.

12.9  Seller acknowledges and represents that, due to its knowledge and experience in financial and business matters, its investment experience generally and its experience with investments similar to the Shares in particular, Seller, either alone or together with its advisors, if any, is able to understand and merits of, and the risks involved in, its proposed investment in the Shares. Seller, either alone or together with its advisors, if any, has the capacity to protect its own interests in connection with this transaction.

12.10  Seller acknowledges that the Buyer and Buyer have furnished or made available to Seller all financial and other data relating to Buyer, required by Seller to enable it to make an informed decision concerning its approval of this transaction and its resulting acquisition of the Shares. In particular, Seller acknowledges that it has received and reviewed the financial statements of Buyer for the past two years and complete copies of all of the Buyer SEC Reports for such period. Seller acknowledges that it has been informed that Buyer has not previously conducted business except as disclosed in the Buyer SEC Reports. Seller represents and acknowledges that it and its principals have been engaged in the business of providing pay-per-view and cable services in the hotel/lodging industry, which is intended area of business for which the Assets are being acquired by the Buyer. In this regard, Seller has been acquainted with the Chief Executive Officer of Buyer. Seller further represents and acknowledges that it has had full opportunity to obtain additional information from Buyer to verify the accuracy of the information supplied by it and to evaluate the merits of its investment decision, including, without limitation, full opportunity to ask questions of and receive satisfactory answers and other information from Buyer, its officers, directors and other persons acting on its behalf, and all such questions have been answered, and such other information supplied, to Seller's full satisfaction. Seller is aware of, and has thoroughly evaluated, to its own satisfaction, the high degree of risk associated with investing in Buyer, including but not limited to, the specific risks associated with Buyer's business and the risks associated with the ownership of common stock.

12.11  Seller hereby represents and warrants to Buyer that Seller is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D. Seller further represents and warrants that it is a corporation, and that each of the equity owners of Seller are "accredited investors" by reason of the fact that each of the equity owners meets one or both of the following criteria:

(i)	The owner is a natural person whose individual net worth, or joint net worth with owner's spouse, at the time of this agreement, exceeds $1,000,000; or

(ii)
The owner is a natural person who had an individual income in excess of $200,000 in each of the two most recent years, or joint income with owner's spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year.

13.   Miscellaneous

13.1  Parties Obligated and Benefited. Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other party, neither party may assign any of its rights under this Agreement or delegate any of its duties under this Agreement, provided that Buyer may assign its rights and obligations under this Agreement to any Affiliate or in connection with any transaction that includes the sale or transfer of all or substantially all of its cable Systems assets located in the State of Nevada.

13.2  Notices. All notices and communications hereunder will be in writing and will be deemed to have been duly given to a party when delivered in person, sent by facsimile transmission (with confirmation of receipt), delivered by first class, postage prepaid, registered or certified mail, or sent by a nationally recognized overnight courier service, and addressed as follows:

To Seller at:
Eagle West Communications, Inc.
Attn: Paul D.H. LaBarre
1030 S. Mesa Drive
Mesa, AZ 85210
   Phone: (480) 813-8371
Facsimile No.: 480-813-4596

With a copy to:

Dale Robinson
Attorney for Eagle West Communications, Inc.
48 North McDonald
Mesa, Arizona 85201
Facsimile No.: 480-834-5114

To Buyer at:
B2 Digital, Inc.
Attn: Robert C. Russell
4425 Ventura Canyon , # 105
Sherman Oaks, California 91423 Phone: (818) 808-0133
Facsimile No.: 818-907-3371

With a copy to:

Weed & Co. LLP Attn:
April E. Frisby
4695 MacAuthur Ct. 1430
Newport Beach, California
Phone: (949) 475-9086 Ext. 3
Facsimile No.949-475-9087

Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section 12.2. Any notice of a change of address will be effective only upon actual receipt.

13.3  Right to Specific Performance. Each party acknowledges that the unique nature of the transactions contemplated by this Agreement and the circumstances under which this Agreement has been entered into renders money damages for a breach of the parties’ respective obligations to consummate the transactions contemplated by this Agreement an inadequate remedy, and the parties agree that either party will be entitled to pursue specific performance as a remedy for such breach without the requirement of posting a bond or other security therefor.

13.4  Attorneys’ Fees. In the event of any action or suit based upon or arising out of any alleged breach by any party of any representation, warranty, covenant or agreement contained in this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and other costs of such action or suit from the other party.

13.5  Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

13.6  Captions. The captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

13.7  Choice of Law and Jurisdiction. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES UNDER IT WILL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA, OTHER THAN SUCH LAWS, RULES, REGULATIONS AND CASE LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF ARIZONA.

13.8  Rights Cumulative. Except as expressly provided in this Agreement, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

13.9  Further Actions. Seller and Buyer will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

13.10  Time. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

13.11  Late Payments. If either party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the annual rate publicly announced from time to time by Bank of New York as its “reference rate” (the “Prime Rate”) plus two percentage points per annum, adjusted as and when changes in the Prime Rate are made.

13.12  Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original. This Agreement may be executed by facsimile signature(s), which will be deemed an original.

13.13  Entire Agreement; Amendments. This Agreement (including the Exhibits and Schedules referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) and the Transaction Documents contain the entire agreement of the parties and supersede all prior oral or written agreements and understandings with respect to the subject matter hereof and thereof. There are no representations, warranties, covenants or agreements made by either party except as expressly stated herein and in the Schedules and Transaction Documents. This Agreement may not be amended or modified except by a writing signed by the parties.

13.14  Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

13.15  Construction. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

13.16  Expenses. Except as otherwise expressly provided in this Agreement, each party will pay all of its expenses, including attorneys’ and accountants’ fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

13.17  Risk of Loss. In the event of any loss or damage to the Assets resulting from fire, theft, tornado, flood, lightening or any other similar casualty (excluding reasonable wear and tear) prior to the Closing Date, which loss or damage is sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of the Systems or the replacement or restoration of the lost or damaged property within 45 days from the occurrence of the event resulting in such loss or damage, Seller will immediately notify Buyer in writing of its inability to resume normal operations or to replace or restore the lost or damaged Assets, as well as the likely amount of any insurance coverage for such loss or damage. Buyer, at any time within 30 days after receipt of such notice, may elect by written notice to Seller to either (a) waive such loss or damage and proceed toward consummation of the transaction in accordance with terms of this Agreement (including all other conditions to Buyer’s obligations set forth in Sections 8.1 and 8.2), or (b) terminate this Agreement. If Buyer elects to so terminate this Agreement, Buyer and Seller will stand fully released and discharged of any and all obligations hereunder (except for obligations intended to survive hereunder), and Buyer’s deposit shall be refunded. If Buyer elects to consummate the transactions contemplated by this Agreement notwithstanding such loss or damage and does so, all insurance proceeds paid or payable as a result of the occurrence of the event resulting in such loss or damage will be delivered by Seller to Buyer, or the rights thereto will be assigned by Seller to Buyer if not yet paid over to Seller, and Buyer will have no further recourse against Seller with respect to such loss or damage arising out of or in connection with any representation or warranty of Seller hereunder.

[Signature Page Follows]

The parties have executed this Agreement as of the day and year first above written.

SELLER:

EAGLE WEST COMMUNICATIONS, INC.

By:  /s/Paul D. H. La Barre
Paul D. H. La Barre
        President
        Eagle West Communications, Inc.

BUYER:
B2 DIGITAL, INC.

By:  /s/Robert C. Russell
Robert C. Russell
Chief Executive Officer

Schedule 3.1

Allocation of Funds

Purchase price of $1,200.000.00 to be paid in the following manner:

Earnest Money Deposit

To Be Paid in cash to:
Alpha Broadcasting Communications as debt payment:	$100.000.00

Stock to be issued as a part of purchase @ $.20 per share to equal:	$500.000.00
Two Million & Five Hundred Thousand Shares	(2,500.000.00)
(Have restricted Shares to fall under Rule 144 with Piggyback registration rights)

Note to be issued with a payment due at the end of one-year:	$600.000.00
Conversion of note to Shares @ $.20 at selection of seller:
Assets to remain as security against note:
(See Schedules 3.1 (a) “Security note”, 3.1 (b) “Promissory Note”
3.1 (c) “UCC Filing”)

Total purchase price;	$1,200.000.00

 Schedule 1.23

Vehicles
Year	Make	Model	Color	Vin. Number	Plate	Tab	Location

1995	Dodge	Ram 1500 4X4	White	1B7HF16Z9SS36	CC-56168	6F39029	Heber, AZ

1994	Ford	¾ Ton Pickup	White	1FTHF25G4RNA3	CD-12594	7F49468	Eagar, AZ

1983	Ford	Bucket Truck	White	1FDKF37G5DPA8	CD-20711	2B34551	Eagar, AZ

1995	Ford	¾ Ton 4X4	White	1FTHF26H5SLB7	CD-12597	7F81128	Eagar, AZ

1999	Homemade	Utility Trailer	White	227818	P07-453	A783057	Eagar, AZ

1999	Grave	Utility Trailer	White	1G9FU1222XA220	N97627	A183167	Eagar, AZ

 Schedule 5.6

Real Property To Include Leases

Eagar OFC	Office
74 N. Main Street #4
Eagar, Arizona 85295	Month to Month Lease

Eagar/Springerville	Head-End Location
366 N. Harless
Eagar, Arizona 85295	Three Year Lease

St. Johns	Head-End Location
395 W. Cleveland
St. Johns, Arizona 85936	Three Year Lease

Heber/Overguard	Head-End Location
3551 Reidhead Street
Heber, Arizona 85928	Month to Month Lease
Note: Site to be moved by March 30, 2007

Christopher Creek	Head-End Location
HWY 260 @ Forest Rd. 284
Christopher Creek, Arizona	Yearly Lease
Note: Site to be moved

Schedule 1.32

Arizona Systems Locations
Eagar OFC	Office
74 N. Main Street #4
Eagar, Arizona 85295	Month to Month Lease

Eagar/Springerville	Head-End Location
366 N. Harless
Eagar, Arizona 85295	Three Year Lease

St. Johns	Head-End Location
395 W. Cleveland
St. Johns, Arizona 85936	Three Year Lease

Heber/Overguard	Head-End Location
3551 Reidhead Street
Heber, Arizona 85928	Month to Month Lease
Note: Site to be moved by March 30, 2007

HWY 260 @ Forest Rd. 284
Christopher Creek, Arizona	Yearly Lease
Note: Site to be moved

EXHBIT A

DISCLOSURES OF PAUL D. H. LABARRE

Paul D.H. LaBarre is an equity member of B2 Digital and a member of the Board Of Directors. Paul D.H. LaBarre is also the President of Eagle West Communications, Inc. the seller in this agreement. As such, THERE IS AN INHERENT CONFLICT OF INTEREST.

All are advised that this conflict does exist and that being the case Paul D.H. LaBarre will abstain from all voting in regard to this agreement for B2 Digital.

By executing this Agreement, Buyer acknowledges being WARNED about the above and is waving the Company’s right to assess a claim against Paul D.H. LaBarre, for any legal claim related to any professional effort made by Paul D.H. LaBarre, related to this Agreement, and against any of the parties that are affiliated with Paul D.H. LaBarre for failing to inform Buyer that there was in fact a conflict of interest.

(Buyer) Initials________       (Seller) Initials_______